As filed with the Securities and Exchange Commission on May 9, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELANESE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	98-0420726
(State of Incorporation)	(I.R.S. Employer Identification No.)

1601 West LBJ Freeway
Dallas, TX 75234-6034
(972) 443-4000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Curtis S. Shaw, Esq.
Executive Vice President,
General Counsel and Corporate Secretary
Celanese Corporation
1601 West LBJ Freeway
Dallas, TX 75234-6034
(972) 443-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Edward P. Tolley III, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	Share(1)(2)	Offering Price(1)(2)	Registration Fee(3)

Series A Common Stock, par value $.0001 per share(1)	—	—	—	—

Preferred Stock, par value $.01 per share(1)	—	—	—	—

Depositary Shares(1)(2)	—	—	—	—

(1)	There is being registered hereby such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices. There is also being registered hereby such indeterminate number of our securities as may from time to time be issued upon conversion, exercise or exchange of any other securities registered hereby.

(2)	Each depositary share issued hereunder will be issued under a deposit agreement and will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

(3)	Since an unspecified amount of securities registered hereby will be offered from time to time at indeterminate offering prices pursuant to an automatic shelf registration statement, the Registrant has elected to rely on Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended, to defer payment of the registration fee.

PROSPECTUS
CELANESE CORPORATION
SERIES A COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES

      We may offer and sell shares of our Series A common stock, preferred stock or depositary shares from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. In addition, certain selling stockholders may offer and sell shares of our Series A common stock, from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.
      Each time any securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.
      You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.
      Our Series A common stock is listed on the New York Stock Exchange under the symbol “CE”.
      Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

May 9, 2006

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we and/or certain selling stockholders, if applicable, may, from time to time, offer and/or sell securities in one or more offerings or resales. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”
      You should rely only on the information contained in this prospectus. Neither we nor any of our subsidiaries has authorized anyone to provide you with information different from that contained in this prospectus. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.
      You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospectus may have changed since that date.

AVAILABLE INFORMATION
      We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.
      We have filed with the SEC a registration statement on Form S-3 related to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Information that we file in the future with the SEC automatically will update and supersede, as appropriate, the information contained in this prospectus and in the documents previously filed with the SEC and incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus so long as the registration statement of which this prospectus is a part remains effective:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed on May 9, 2006;

•	our Current Reports on Form 8-K, filed on January 6, 2006, March 7, 2006, March 13, 2006, April 6, 2006 and April 11, 2006; and

•	the description of our Series A common stock contained in our Form 8-A, filed on January 18, 2005.
      You can request a copy of these filings at no cost, by writing or calling us at the following address:
           Celanese Corporation
          1601 West LBJ Freeway
          Dallas, TX 75234-6034
          (972) 443-4000
      You should read the information in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

OUR COMPANY
      All references in this prospectus to “we,” “our” and “us” refer collectively to Celanese Corporation and its consolidated subsidiaries.
      We are an integrated global producer of value-added industrial chemicals and have the first or second market positions worldwide in products comprising the majority of our sales. We are the world’s largest producer of acetyl products, including acetic acid and vinyl acetate monomer (“VAM”), polyacetal products (“POM”), as well as a leading global producer of high-performance engineered polymers used in consumer and industrial products and designed to meet highly technical customer requirements. Our operations are located in North America, Europe and Asia. In addition, we have substantial ventures primarily in Asia. We believe we are one of the lowest-cost producers of key building block chemicals in the acetyls chain, such as acetic acid and VAM, due to our economies of scale, operating efficiencies and proprietary production technologies. We have a large and diverse global customer base consisting principally of major companies in a broad array of industries.
      We operate primarily through four business seqments: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products.

Chemical Products
      Our Chemical Products segment produces and supplies acetyl products, including acetic acid, acetate esters, VAM, polyvinyl alcohol and emulsions. We are a leading global producer of acetic acid, the world’s largest producer of VAM and the largest North American producer of methanol, the major raw material used for the production of acetic acid. We are also the largest polyvinyl alcohol producer in North America. These products are generally used as building blocks for value-added products or in intermediate chemicals used in the paints, coatings, inks, adhesives, films, textiles and building products industries. Other chemicals produced in this segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products.

Technical Polymers Ticona
      Our Technical Polymers Ticona segment (“Ticona”) develops, produces and supplies a broad portfolio of high performance technical polymers for use in automotive and electronics products and in other consumer and industrial applications, often replacing metal or glass. Together with our 45%-owned venture Polyplastics Co. Ltd (“Polyplastics”), our 50%-owned venture Korea Engineering Plastics Company Ltd., or KEPCO, and Fortron Industries, our 50-50 venture with Kureha Chemicals Industry of Japan, we are a leading participant in the global technical polymers business. The primary products of Ticona are polyacetal products, or POM, and GUR, an ultra-high molecular weight polyethylene. POM is used in a broad range of products including automotive components, electronics and appliances. GUR is used in battery separators, conveyor belts, filtration equipment, coatings and medical devices.

Acetate Products
      Our Acetate Products segment primarily produces and supplies acetate tow, which is used in the production of filter products. We are one of the world’s leading producers of acetate tow including production by our ventures in China. In October 2004, we announced plans to consolidate our acetate flake and tow manufacturing by early 2007 and to exit the acetate filament business, which ceased production in April 2005. This restructuring has been implemented to increase efficiency, reduce over-capacities in certain manufacturing areas and to focus on products and markets that provide long-term value.

Performance Products
      The Performance Products segment operates under the trade name of Nutrinova and produces and sells a high intensity sweetener and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries.

      Our principal executive offices are located at 1601 West LBJ Freeway, Dallas, TX 75234-6034 and our main telephone number is +1-972-443-4000.

SUMMARY
      The following summary describes the securities that may be offered pursuant to this prospectus in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable prospectus supplement.

Common Stock	We and/or certain selling stockholders may sell shares of our Series A common stock, par value $.0001 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock	We may sell our preferred stock, par value $.01 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the stated value of the shares of the series, the voting rights of the shares of the series, whether or not and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Terms Specified in Prospectus Supplement	When we decide to sell particular securities, we will prepare a prospectus supplement, describing the securities offering and the specific terms of the securities. You should carefully read this prospectus and any applicable prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any other prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

We will offer our securities to investors on terms determined by market and other conditions. Our securities may be sold for U.S. dollars or foreign currency.

In any prospectus supplement we prepare, we will provide the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of the securities being offered and the managing underwriters for any securities sold to or through underwriters.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated herein by reference contain certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this prospectus that are not historical facts. When used in this document, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.
      As used in this prospectus, the term “Domination Agreement” refers to the domination and profit and loss transfer agreement between CAG and our subsidiary, Celanese Europe Holding GmbH & Co. KG, formerly known as BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft, KG) (the “Purchaser”), pursuant to which the Purchaser became obligated on October 1, 2004 to offer to acquire all outstanding ordinary shares of CAG from the minority shareholders of CAG in return for payment of fair cash compensation in accordance with German law. Celanese AG is incorporated as a stock corporation (Aktiengesellschaft, AG) organized under the laws of the Federal Republic of Germany. As used in this prospectus, the term “CAG” refers to (i) prior to the organizational restructuring of Celanese and certain of its subsidiaries in October 2004 (the “Restructuring”), Celanese AG and Celanese Americas Corporation, their consolidated subsidiaries, their non-consolidated subsidiaries, ventures and other investments, and (ii) following the Restructuring, Celanese AG, its consolidated subsidiaries, its non-consolidated subsidiaries, ventures and other investments, except that with respect to shareholder and similar matters where the context indicates, “CAG” refers to Celanese AG.
      As used in this prospectus, the term “Sponsor” refers to The Blackstone Group. The term “Original Shareholders” refers to Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P.
      As used in this prospectus, the term “second amended and restated certificate of incorporation” refers to our Second Amended and Restated Certificate of Incorporation. As used in this prospectus, the term “by-laws” refers to our Amended and Restated By-laws.
      Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things:

•	changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate;

•	the length and depth of product and industry business cycles particularly in the automotive, electrical, electronics and construction industries;

•	changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of fuel oil, natural gas, coal, electricity and petrochemicals such as ethylene, propylene and butane, including changes in production quotas in OPEC countries and the deregulation of the natural gas transmission industry in Europe;

•	the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases;

•	the ability to maintain plant utilization rates and to implement planned capacity additions and expansions;

•	the ability to reduce production costs and improve productivity by implementing technological improvements to existing plants;

•	the existence of temporary industry surplus production capacity resulting from the integration and start-up of new world-scale plants;

•	increased price competition and the introduction of competing products by other companies;

•	the ability to develop, introduce and market innovative products, product grades and applications, particularly in the Ticona and Performance Products segments of our business;

•	changes in the degree of patent and other legal protection afforded to our products;

•	compliance costs and potential disruption or interruption of production due to accidents or other unforeseen events or delays in construction of facilities;

•	potential liability for remedial actions under existing or future environmental regulations;

•	potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate;

•	changes in currency exchange rates and interest rates;

•	changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and venture activities;

•	inability to successfully integrate current and future acquisitions;

•	pending or future challenges to the Domination Agreement; and

•	various other factors, both referenced and not referenced in this prospectus.
      Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from those described in this prospectus and the documents incorporated herein by reference as anticipated, believed, estimated, expected, intended, planned or projected. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

USE OF PROCEEDS
      In the case of a sale of securities by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of Series A common stock by any selling stockholders, we will not receive any of the proceeds from such sale. We will pay all expenses (other than underwriting discounts or commissions or transfer taxes) of the selling stockholders in connection with any such offering.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
      The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Predecessor			Successor

							Three Months
	Year Ended			Three Months	Nine Months		Ended
	December 31			Ended	Ended	Year Ended	March 31,
				March 31,	December 31,	December 31,
	2001	2002	2003	2004	2004	2005	2005	2006

Ratio of earnings to combined fixed charges and preferred stock dividends (1)	—	3.4	3.4	5.6	—	1.8	1.2	2.9

(1)	For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings is the amount resulting from (1) adding (a) earnings (loss) from continuing operations before tax and minority interests, (b) income distributions from equity investments, (c) amortization of capitalized interest and (d) fixed charges equity in net earnings of affiliates and (2) subtracting equity in net earnings of affiliates. Fixed charges is the sum of (w) interest expense, (x) capitalized interest, (y) estimated interest portion of rent expense and (z) guaranteed payment to CAG minority shareholders. Preferred stock dividend is the amount of cumulative undeclared and declared preferred stock dividends. See our reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as described under “Available Information,” for more information.

DESCRIPTION OF CAPITAL STOCK
      The following is a description of the material provisions of our capital stock, as well as other material terms of our second amended and restated certificate of incorporation and by-laws. We refer you to our second amended and restated certificate of incorporation and to our amended and restated by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
Authorized Capitalization
      As of April 3, 2006, our authorized capital stock consisted of (i) 500,000,000 shares of common stock, par value $.0001 per share, consisting of 400,000,000 shares of Series A common stock of which 158,562,161 shares were issued and outstanding and 100,000,000 shares of Series B common stock of which none were issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $.01 per share, of which 9,600,000 were designated convertible perpetual preferred stock and were issued and outstanding. Following the payment of a special dividend to holders of our Series B common stock in April 2005, all of the then outstanding shares of Series B common stock automatically converted into shares of our Series A common stock pursuant to our second amended and restated certificate of incorporation.

Common Stock
      Voting Rights. Holders of common stock are entitled to one vote per share on all matters with respect to which the holders of common stock are entitled to vote. The holders of the Series A common stock and Series B common stock will vote as a single class on all matters with respect to which the holders of common stock are entitled to vote, except as otherwise required by law and except that, in addition to any other vote of stockholders required by law, the approval of the holders of a majority of the outstanding shares of Series B common stock, voting as a separate class, is also required to approve any amendment to our second amended and restated certificate of incorporation or by-laws, whether by merger, consolidation or otherwise by operation of law, which would adversely affect the rights of the Series B common stock. The holders of common stock do not have cumulative voting rights in the election of directors.
      Dividend Rights. Holders of common stock are entitled to receive dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and factors that our board of directors may deem relevant.
      Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.
      Other Matters. The common stock has no preemptive rights and, if fully paid, is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable, and the shares of our Series A common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock
      Our second amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.
      For a description of our existing convertible perpetual preferred stock, see “Description of Existing Convertible Perpetual Preferred Stock.”
Anti-Takeover Effects of Certain Provisions of Our Second Amended and Restated Certificate of Incorporation and By-laws
      Certain provisions of our second amended and restated certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Classified Board of Directors
      Our second amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The members of each class serve for a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our second amended and restated certificate of incorporation and the by-laws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by the board of directors, but must consist of not less than seven or more than fifteen directors.
Conflicts of Interest
      Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our second amended and restated certificate of incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities. Our second amended and restated certificate of incorporation provides that none of the Original Shareholders (including the Sponsor) or their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us. In addition, in the event that any Original Shareholder (including the Sponsor) or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates and for us or our affiliates, such Original Shareholder or non-employee director will have no duty to communicate or offer such transaction or business opportunity to us and may take any such opportunity for themselves or offer it to another person or entity. Our second amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Celanese Corporation. No business opportunity offered to any non-employee director will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our second amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Removal of Directors
      Our second amended and restated certificate of incorporation and by-laws provide that (i) prior to the date on which the Sponsor and its affiliates cease to beneficially own, in aggregate, at least 50.1% in voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) on and after the date the Sponsor and its affiliates cease to beneficially own, in aggregate, at least 50.1% in voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our second amended and restated certificate of incorporation also provides that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors; provided that so long as affiliates of our Sponsor own at least 25% of the total voting power of our capital stock, such positions can only be filled by our stockholders.
No Cumulative Voting
      The Delaware General Corporation Law, or the DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our second amended and restated certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation does not expressly provide for cumulative voting.
Calling of Special Meetings of Stockholders
      Our second amended and restated certificate of incorporation provides that a special meeting of our stockholders may be called at any time only by the chairman of the board of directors, the board or a committee of the board of directors which has been granted such authority by the board.
Stockholder Action by Written Consent
      The DGCL permits stockholder action by written consent unless otherwise provided by the second amended and restated certificate of incorporation. Our second amended and restated certificate of incorporation precludes stockholder action by written consent after the date on which the Sponsor and its affiliates ceases to beneficially own, in the aggregate, at least 50.1% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
      Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.
      Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date on which the proxy materials for the previous year’s annual meeting were first mailed. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions, which do not apply to the Sponsor and its affiliates, may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.
Supermajority Provisions
      The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or by-laws, unless the certificate of incorporation requires a greater percentage. Our second amended and restated certificate of incorporation provides that the following provisions in the second amended and restated certificate of incorporation and by-laws may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote in the election of directors, voting together as a single class:

•	classified board (the election and term of our directors);

•	the resignation and removal of directors;

•	the provisions regarding stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in our board of directors, a committee of our board of directors (if duly authorized to call special meetings), and the chairman of our board of directors;

•	filling of vacancies on our board of directors and newly created directorships;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with an 80% supermajority vote.
      In addition, our second amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our second amended and restated certificate of incorporation.
Limitations on Liability and Indemnification of Officers and Directors
      The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our second amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases and redemptions); or

•	for transactions from which the director derived improper personal benefit.
      Our second amended and restated certificate of incorporation and by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
      The limitation of liability and indemnification provisions in our second amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
      There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Delaware Anti-takeover Statute
      We are a Delaware corporation and are subject to Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.
Transfer Agent and Registrar
      Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.) is the transfer agent and registrar for our Series A common stock.
Listing
      Our Series A common stock is listed on the New York Stock Exchange under the symbol “CE”.
Authorized but Unissued Capital Stock
      The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our Series A common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
      One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

DESCRIPTION OF EXISTING CONVERTIBLE PERPETUAL PREFERRED STOCK
General
      The existing preferred stock is a single series of preferred stock consisting of 9,600,000 shares. The existing preferred stock ranks junior to all of our and our subsidiaries’ existing and future obligations and senior in right of payment to all of our common stock now outstanding or to be issued in the future. We are not entitled to issue any class or series of our capital stock the terms of which provide that such class or series will rank senior to the existing preferred stock without the consent of the holders of at least two-thirds of the outstanding shares of the existing preferred stock.
Dividends
      Holders of the shares of existing preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative cash dividends on each outstanding share of existing preferred stock at the annual rate of 4.25% of the liquidation preference per share. Dividends are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2005. Accumulated unpaid dividends cumulate at the annual rate of 4.25% and are payable in the manner provided above.
      For so long as the existing preferred stock remains outstanding, (1) we will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock except for the special Series B common stock dividends and (2) neither we, nor any of our subsidiaries, will, subject to certain exceptions, redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of preferred stock and any parity stock for all preceding dividend periods.
Conversion Rights
      Holders of the existing preferred stock may, at any time, convert shares of existing preferred stock into shares of our Series A common stock at a conversion rate of 1.25 shares of Series A common stock per $25 liquidation preference of existing preferred stock, subject to certain adjustments.
      If a holder of shares of existing preferred stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to cumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of existing preferred stock who convert their shares into our Series A common stock will not be entitled to, nor will the conversion rate be adjusted for, any accumulated and unpaid dividends.
      We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of existing preferred stock a number of our authorized but unissued shares of Series A common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of existing preferred stock.
Make Whole Payment Upon the Occurrence of a Fundamental Change
      If the holder of the existing preferred stock elects to convert its existing preferred stock upon the occurrence of a fundamental change (a transaction or event that involves the exchange, conversion or acquisition in connection with which 90% or more of our share of Series A common stock are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration that is not at least 90% shares of common stock that is not traded on a national securities exchange or approved for quotation thereof in an interdealer quotation system of any registered United States national securities exchange) that occurs prior to February 1, 2015, in certain circumstances, the holder of the existing preferred stock will be entitled to receive, in addition to a number of shares of Series A common stock equal to the applicable conversion rate, an additional number of shares of Series A common stock. In no event will the total number of shares of Series A common stock issuable upon conversion exceed 1.5625 per $25 liquidation preference per share of preferred stock, subject to adjustments in the same manner as the conversion rate.
Adjustments to the Conversion Rate
      The conversion rate is subject to adjustment from time to time if any of the following events occur: the issuance of common stock as a dividend, a distribution of our common stock, certain subdivisions and combinations of our common stock, the issuance to holders of our common stock of certain rights or warrants to purchase common stock, certain dividends or distributions of capital stock, evidences of indebtedness, other assets or cash to holders of common stock, or under certain circumstances, a payment we make in respect of a tender offer or exchange offer for our common stock.
      We may adopt a rights agreement following consummation of this offering, pursuant to which certain rights would be issued with respect to our shares of Series A common stock. In certain circumstances, the holder of the existing preferred stock would receive, upon conversion of its existing preferred stock, in addition to the Series A common stock, the rights under any such rights agreement (if adopted) or any other rights plan then in effect.
Optional Redemption
      We may not redeem any shares of existing preferred stock before February 1, 2010. On or after February 1, 2010, we will have the option to redeem some or all the shares of existing preferred stock at a redemption price of 100% of the liquidation preference, plus an amount equal to accumulated and unpaid dividends to the redemption date, but only if the closing sale price of our Series A common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such day. In addition, if on or after February 1, 2010, on any quarterly dividend payment date, the total number of shares of existing preferred stock outstanding is less than 15% of the total number of shares of the existing preferred stock outstanding at the time of this offering, we will have the option to redeem the shares of outstanding existing preferred stock, in whole but not in part, at a redemption price of 100% of the liquidation preference, plus an amount equal to accumulated and unpaid dividends to the redemption date. If full cumulative dividends on the existing preferred stock have not been paid, the existing preferred stock may not be redeemed and we may not purchase or acquire any shares of existing preferred stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of existing preferred stock and any parity stock.
Designated Event
      If a designated event occurs, each holder of shares of existing preferred stock will have the right to require us, subject to legally available funds, to redeem any or all of its shares at a redemption price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends to, but excluding, the date of redemption. We may choose to pay the redemption price in cash, shares of Series A common stock, or a combination thereof. If we elect to pay all or a portion of the redemption price in shares of Series A common stock, the shares of Series A common stock will be valued at a discount of 2.5% below the average of the closing sale prices for the ten consecutive trading days ending on the fifth trading day prior to the redemption date. Our ability to redeem all or a portion of the existing preferred stock for cash is subject to our obligation to repay or repurchase any outstanding debt that may be required to be repaid or repurchased in connection with a designated event and to any contractual restrictions contained in the terms of any indebtedness that we have at that time. If, following a designated event, we are prohibited from paying the redemption price of the existing preferred stock in cash under the terms of our debt instruments, but are not prohibited under applicable law from paying such redemption price in our shares of Series A common stock, we will pay the redemption price of the existing preferred stock in our shares of Series A common stock. However, in no event will we be required to deliver more than 240,000,000 shares of Series A common stock in satisfaction of the redemption price (subject to adjustment).

Voting Rights
      Unless otherwise determined by our board of directors, holders of shares of existing preferred stock will not have any voting rights except as described below, as provided in our second amended and restated certificate of incorporation or as otherwise required from time to time by law. Whenever (1) dividends on any shares of the existing preferred stock or any other class or series of stock ranking on a parity with the existing preferred stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) we fail to pay the redemption price on the date shares of existing preferred stock are called for redemption (whether the redemption is pursuant to the optional redemption provisions or the redemption is in connection with a designated event) then, immediately prior to the next annual meeting of shareholders, the total number of directors constituting the entire board will automatically be increased by two and in each case, the holders of shares of existing preferred stock (voting separately as a class with all other series of other preferred stock on parity with the preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such directors at the next annual meeting of stockholders and each subsequent meeting until the redemption price or all dividends accumulated on the preferred stock have been fully paid or set aside for payment. Directors elected by the holders of the existing preferred stock shall not be divided into the classes of the board of directors and the term of office of all directors elected by the holders of existing preferred stock will terminate immediately upon the termination of the right of the holders of existing preferred stock to vote for directors and upon such termination the total number of directors constituting the entire board will automatically be reduced by two. Each holder of shares of the existing preferred stock will have one vote for each share of existing preferred stock held.
      So long as any shares of the existing preferred stock remain outstanding, we will not, without the consent of the holders of at least two-thirds of the shares of existing preferred stock outstanding at the time, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding preferred stock as to dividends or upon liquidation. In addition, we will not amend, alter or repeal provisions of our second amended and restated certificate of incorporation or of the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, so as to amend, alter or adversely affect any power, preference or special right of the outstanding preferred stock or the holders thereof without the affirmative vote of not less than two-thirds of the issued and outstanding preferred stock; provided, however, that any increase in the amount of the authorized Series A common stock or authorized preferred stock or the creation and issuance of other series of Series A common stock or preferred stock ranking on a parity with or junior to the existing preferred stock as to dividends and upon liquidation will not be deemed to adversely affect such powers, preference or special rights.
Liquidation Preference
      In the event of our liquidation, dissolution or winding up, the holders of existing preferred stock will be entitled to receive out of our assets available for distribution of an amount equal to the liquidation preference per share of existing preferred stock held by that holder, plus an amount equal to all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, or winding up, before any distribution is made on any junior stock, including our Series A common stock, but after any distributions on any of our indebtedness.
Listing
      Our existing 4.25% convertible perpetual preferred stock is listed on the New York Stock Exchange under the symbol “CE Pr”.

DESCRIPTION OF OFFERED PREFERRED STOCK
General
      The following description sets forth some general terms and provisions of the preferred stock we may offer pursuant to this prospectus. The number of shares and all of the relative rights, preferences and limitations of the respective series of offered preferred stock that the board of directors or the committee establishes will be described in the applicable prospectus supplement. The terms of particular series of offered preferred stock may differ, among other things, in:

•	designation;

•	number of shares that constitute the series;

•	dividend rate, or the method of calculating the dividend rate;

•	dividend periods, or the method of calculating the dividend periods;

•	redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to redemption at our option;

•	voting rights;

•	preferences and rights upon liquidation or winding up;

•	whether or not and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property;

•	for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock;

•	whether depositary shares representing the offered preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

•	the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.
      The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.
      We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock with the amount of the fractional interest to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.
      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

PLAN OF DISTRIBUTION
      We and/or the selling stockholders, if applicable, may sell the securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.
      The prospectus supplement will set forth the terms of the offering of such securities, including

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, and

•	the public offering price of the securities and the proceeds to us and/or the selling stockholders, if applicable, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.
      Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      We and/or the selling stockholders, if applicable, may effect the distribution of the securities from time to time in one or more transactions either:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.
      If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option).
      We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
      Any underwriters, broker-dealers and agents that participate in the distribution of the securities may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed 8% of the maximum aggregate offering proceeds.
      Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
      Our Series A common stock is listed on the New York Stock Exchange under the symbol “CE”.
      Agents and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.
      Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
      The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.
VALIDITY OF THE SECURITIES
      The validity of the securities to be sold hereunder will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York or other counsel who is satisfactory to us. A private investment fund comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others owns an interest representing less than 1% of the capital commitments of funds affiliated with our largest shareholder, The Blackstone Group.
EXPERTS
      The consolidated balance sheets of Celanese Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2005 and the nine-month period ended December 31, 2004, and related financial statement schedules, have been incorporated by reference in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of the independent registered public accounting firm covering these consolidated financial statements contains an explanatory paragraph that states that as a result of the acquisition by a subsidiary of Celanese Corporation of 84.3% of the outstanding stock of CAG in a business combination effective April 1, 2004 (a convenience date for the April 6, 2004 acquisition date), the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.
      The consolidated statements of operations, shareholders’ equity and cash flows of Celanese AG and subsidiaries for the three-month period ended March 31, 2004 and the year ended December 31, 2003, incorporated by reference in the registration statement in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of the independent registered public accounting firm covering these consolidated financial statements contains explanatory paragraphs that state that (a) CAG changed from using the last-in, first-out, or LIFO, method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method and adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” effective December 31, 2003, and (b) the independent registered public accounting firm also has reported separately on the consolidated financial statements of CAG for the year ended December 31, 2003 which were presented separately using the euro as the reporting currency.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated.

SEC registration fee	(1)
Printing and engraving expenses	(2)
Legal fees	(2)
Accounting fees	(2)
Miscellaneous expenses	(2)

Total	(2)

(1)	Deferred in reliance on Rule 456(b) and 457(v).

(2)	The amount of these expenses is not presently known.

Item 15.	Indemnification of Directors and Officers.
      As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, our Second Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.
      Our Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws also provide that:

•	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•	we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law; and

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors.
      Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
      The indemnification provisions contained in our Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we will maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 16.	Exhibits and Financial Statement Schedules.
      A list of exhibits filed with the registration statement on Form S-3 is set forth in the Exhibit Index and is incorporated into this Item 16 by reference.

Item 17.	Undertakings.
      The undersigned Registrant hereby undertakes:
      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.
      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the Registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
      That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
      That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, Celanese Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 9, 2006.

CELANESE CORPORATION

By:	/s/ David N. Weidman

Name: David N. Weidman
Title: President and Chief Executive Officer
      We, the undersigned officers and directors of Celanese Corporation, do hereby constitute and appoint Curtis S. Shaw and John J. Gallagher III, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 9, 2006.

Signature	Title

/s/ David N. Weidman David N. Weidman	President, Chief Executive Officer (Principal Executive Officer), Director

/s/ John J. Gallagher III John J. Gallagher III	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Steven M. Sterin Steven M. Sterin	Vice President, Controller (Principal Accounting Officer)

/s/ Chinh E. Chu Chinh E. Chu	Director

/s/ David F. Hoffmeister David F. Hoffmeister	Director

/s/ James E. Barlett James E. Barlett	Director

/s/ Benjamin J. Jenkins Benjamin J. Jenkins	Director

/s/ Anjan Mukherjee Anjan Mukherjee	Director

Signature	Title

/s/ Paul H. O’Neill Paul H. O’Neill	Director

/s/ James A. Quella James A. Quella	Director

/s/ Daniel S. Sanders Daniel S. Sanders	Director

EXHIBIT INDEX

Exhibit
No.		Description of Exhibit

1	.1(a)	Form of Underwriting Agreement

4	.1(b)	Form of certificate of Series A common stock

4	.2(c)	Form of certificate of existing Convertible Perpetual Preferred Stock

4	.3(d)	Certificate of designations for existing Convertible Perpetual Preferred Stock

4	.4(a)	Form of certificate of offered preferred stock

4	.5(a)	Form of certificate of designations for offered preferred stock

4	.6(e)	Third Amended and Restated Shareholders’ Agreement, dated as of October 31, 2005, by and among Celanese Corporation, Blackstone Capital Partners (Cayman) Ltd. I., Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital investors Sidecar Fund, L.P.

4	.7(f)	Amended and Restated Registration Rights Agreement, dated as of January 26, 2005, by and among Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3, BA Capital Investors Sidecar Fund, L.P. and Celanese Corporation

4	.8(g)	Amendment No. 1 to the Third Amended and Restated Shareholders’ Agreement, dated November 14, 2005, by and among Celanese Corporation, Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P.

4	.9(h)	Amendment No. 2, dated March 30, 2006, to the Third Amended and Restated Shareholders’ Agreement, dated as of October 31, 2005, as amended, by and among Celanese Corporation, Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P.

5.1		Form of Opinion of Simpson Thacher & Bartlett LLP

12	.1(i)	Computation of ratio of earnings to fixed charges

23.1		Form of Consent of Simpson Thacher & Bartlett LLP (included as part of its form of opinion filed as Exhibit 5.1 hereto)

23.2		Consent of Independent Registered Public Accounting Firm, KPMG LLP

23.3		Consent of Independent Registered Public Accounting Firm, KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

24.1		Powers of Attorney (included on signature page)

(a)	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

(b)	Incorporated by reference to Exhibit No. 4.1 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-120187), filed on January 19, 2005.

(c)	Incorporated by reference to Exhibit No. 4.2 to Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-120187), filed on January 13, 2005.

(d)	Incorporated by reference to Exhibit No. 3.2 to the Current Report on Form 8-K, filed January 28, 2005.

(e)	Incorporated by reference to Exhibit No. 4.3 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-127902), filed on November 1, 2005.

(f)	Incorporated by reference to Exhibit No. 10.2 to the Current Report on Form 8-K, filed on January 28, 2005.

(g)	Incorporated by reference to Exhibit No. 99.1 to the Current Report on Form 8-K, filed on November 18, 2005.

(h)	Incorporated by reference to Exhibit No. 4.6 to the Annual Report on Form 10-K, filed on March 31, 2006.

(i)	Incorporated by reference to Exhibit No. 12 to the Annual Report on Form 10-K, filed on March 31, 2006.